SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000.00

Las Vegas, Nevada

April 27, 2023

FOR VALUE RECEIVED, the undersigned, MYSTIC HOLDINGS INC., a Nevada corporation. ("MAKER"), hereby unconditionally promises to pay to the order of Sky Hi LLC, a Nevada limited liability company ("PAYEE) 5101 Mountain Foliage Dr Las Vegas NV 89148 or such other address given to Maker by Payee, the principal sum of One Million Dollars (1,000,000 USD) in lawful money of the United States of America, together with interest (calculated on the basis of a 360-day year) on the unpaid principal balance from day-to-day remaining, computed until maturity as follows: (i) at the rate of 8% for the first 6 months after the date hereof; (ii) 12% for the next 6 months thereafter; and (iii) 15% per annum for the remaining term of.

1. **Definitions**. When used in this Note, the following terms shall have the respective meanings specified herein or in the section referred to:

"Business Day" means any day other than a Saturday, Sunday, or other day on which a bank is authorized to be closed under the laws of Delaware.

"Common Stock" means the Common Stock, par value $0.001 per share, of Maker, any successor class or classes of common equity (however designated) of Maker into or for which
such Common Stock may hereafter be converted, exchanged, or reclassified and any class or classes of common equity (however designated) of Maker which may be distributed or issued with respect to such Common Stock or successor class or classes to holders thereof generally.

"Conversion Price" means price per share as determined in Section 8(c) adjusted as provided in Section 8(c) below.

"Interest Payment Date" means (a) each calendar month during the term of this Note, and
(b) the Maturity Date.

"Maturity Date" means the date which is the second anniversary of the date above first written.

2. Loan; Payment.

(a) Loan. On the date hereof, Payee shall lend to Maker, in a single advance, the sum of 1Million Dollars

(b) Interest and Principal Payments. The unpaid principal of, and interest on, this Note shall be due and payable as follows:

(i) interest, computed as aforesaid, shall be due and payable monthly as it

accrues on each Interest Payment Date, with the first payment due on Date 4/27/23 for the 2 stub period from the date of this Note through said date and then continuing on the last day of each month for the term of this Note; and

(ii) the unpaid principal of, and interest on, this Note shall be finally due and payable on the Maturity Date.

(c) Payments Generally. Except as otherwise provided herein, all payments of principal of and interest on this Note shall be made by Maker to Payee in immediately viable funds. Should the principal of, or any installment of the principal of or interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension. Payments made to Payee by Maker hereunder shall be applied first to collection costs, then to accrued interest and then to principal.

3. **Waiver.** Except as provided herein, Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

4. Events of Default and Remedies. An "EVENT OF DEFAULT" shall exist hereunder if any one or more of the following events shall occur and be continuing: (a) Maker shall fail to pay when due any principal of, or interest upon, this Note or the Obligation and such failure shall continue for ten (10) days after such payment became due; or (b) Maker shall fail to perform any of the covenants or agreements contained herein and such failure shall continue unremedied for ten (10) days after written notice thereof; or (c) any representation or warranty made by Maker to Payee herein shall prove to be untrue or inaccurate in any material respect at any time during the continuation of the Obligation under this Note; or (d) Maker shall: (1) apply for or consent to the appointment of a receiver, trustee, intervener, custodian, or liquidator of itself or of all or a substantial part of its assets, (2) be adjudicated bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) file a petition or answer seeking 3 reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (5) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; or (e) any order, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Maker or appointing a receiver, trustee, intervener, or liquidator of Maker, or of all or substantially all of its assets, and such order, judgment, or decree shall continue

unstayed and in effect for a period of thirty (30) days; or (f) the dissolution or liquidation of Maker;

Upon the occurrence of any Event of Default hereunder, then the holder hereof may, at its option, (i) declare the entire unpaid principal balance and accrued interest upon the Obligation to be immediately due and payable without presentment or notice of any kind which Maker waives pursuant to Section 3 herein, and/or (ii) pursue and enforce any of Payee's rights and remedies available pursuant to any applicable law or agreement;

5. Representations and Covenants. Maker represents and warrants to Payee that: (i) Maker is duly organized and in good standing under the laws of the state of Nevada and has the power to own its property and to carry on its business; (ii) Maker has full power and authority to enter into this Note, to execute and deliver this Note, and to incur the obligations provided for in this Note, all of which has been duly authorized by all necessary action; (iii) this Note provides legal and binding obligations of Maker, enforceable in accordance with their respective terms; (iv) neither the execution and delivery of this Note, nor consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene or conflict with any provision of law, statute, or regulation to which Maker is subject or any judgment, license, order, or permit applicable to Maker or any indenture, mortgage, deed of trust, or other instrument to which Maker may be subject; no consent, approval, authorization, or order of any court, governmental authority, or third party is required in connection with the execution, delivery, and performance by Maker of this Note or to consummate the transactions contemplated herein or therein; and (v) no litigation, investigation, or governmental proceeding is pending, or, to the actual knowledge of Maker, threatened against or affecting Maker, which may result in any material adverse change in Maker's business, properties, or operations;

6. No Waiver. No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

7. Payee Conversion.

(a) Conversion. Upon receipt of the Notice, Payee or Maker may convert the entire Payment along with the outstanding principal balance of, and all accrued, but unpaid interest on, this Note into the number of shares of Common Stock obtained by dividing (i) the total of the Prepayment Penalty Payment along with the principal amount of, and accrued, but unpaid interest through the date of Prepaid Notice, by (ii) the Conversion Price (the "CONVERSION SHARES").

(b) Conversion Procedure. To convert this Note pursuant to this Section 8, Payee must (i) pay any transfer or similar tax if required by Section 8(e), and surrender this Note to Maker. As promptly as practicable after delivery of the Note and payment of the transfer or

similar tax pursuant to Section 8(e), if required, Maker shall issue and deliver to Payee, evidence of the issuance of a certificate or certificates for the full number of the Conversion Shares in accordance with the provisions of this Section 8.

(c) Cash Payments in Lieu of Fractional Shares. No fractional shares of the Conversion Shares or scrip representing fractional shares of the Conversion Shares shall be issued upon conversion. If any fractional share of Conversion Shares Stock would be issuable upon the conversion of any portion of this Note, Maker shall pay a cash adjustment therefore in respect of such fractional share equal to the product of (i) the percentage representing such fractional share multiplied by (ii) the Conversion Price.

(d) Conversion Price. "CONVERSION PRICE" means, as of any Conversion Date, the share price of Common Stock of the Maker equal to the lesser of (1) 0 .11 Cents (per share) and or (2) the average VWAP (volume weighted average price) during the 30-day period ending on the Trading Day immediately prior to the Conversion date , subject in each case to equitable adjustments resulting from any stock splits, stock dividends, combinations, recapitalizations or similar events. The Maker shall issue irrevocable instructions to its Transfer Agent regarding conversions such that the transfer agent shall be authorized and instructed to issue shares of Common Stock to the Payee in accordance with this Note without further approval or authorization from the Maker. The Conversion Price shall be rounded down to the nearest $.01.

(e) Taxes on Shares Issued. The issuance of a certificate or certificates on conversion of this Note shall be made without charge to the Payee for any tax or charge with respect to the issuance thereof. Maker shall not, however, be required to pay any tax or charge which may be payable with respect to any transfer involved in the issuance and delivery of a certificate or certificates in any name other than that of Payee, and Maker shall not be required to issue or deliver any such certificate or certificates unless and until the Person or Persons requesting the issuance thereof shall have paid to Maker the amount of such tax or charge or shall have established to the satisfaction of Maker that such tax or charge has been paid.

(h) Reservation of Shares; Shares to be Fully Paid; Compliance with Government Requirements. Maker shall reserve, out of its authorized but unissued Common Stock, sufficient shares of Common Stock to provide for the conversion of all of this Note.

(i) Restrictive Legend. The Payee understands and agrees that all certificates evidencing the Common Stock pursuant to a conversion to be issued to the Payee may bear the following or comparable legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

9. **Notice.** Whenever this Note requires or permits any notice, approval, request, or demand from one party to another, the notice, approval, request, or demand must be in writing and shall be deemed to have been given when personally served or when deposited in the United States mails, registered or certified, return receipt requested, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):

Mystic Holdings Inc.
4145 Wagon Trail Avenue
Las Vegas, Nevada 89118

10. **Amendment.** This Note may be amended or modified only by written instrument duly executed by Maker and Payee.

11. **Costs.** If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership, or other court proceedings, then Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys' fees, including all costs of appeal.

12. **Successors and Assigns.** This Note shall inure to the benefit of Payee and its successors and assigns; provided, however, Payee may not (without the prior written consent of Maker, such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default exists) assign or negotiate this Note to any Person.

13. **GOVERNING LAW; VENUE.** THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED, AND APPLIED IN ACCORDANCE WITH THE LAWS OF NEVADA. VENUE OF ANY ACTION SHALL BE BROUGHT IN THE UNITED STATES FEDERAL DISTRICT COURT OR THE COURTS OF THE STATE OF NEVADA, LOCATED IN CLARK COUNTY, NEVADA AND EACH PARTY HERETO AGREES TO SUBMIT TO THE JURISDICTION OF SAID COURTS WITHOUT RAISING ANY OBJECTIONS.

14. **FINAL AGREEMENT.** THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

15. **No Stockholder Rights.** Nothing contained in this Note shall be construed as conferring upon the Payee or any other person the right to vote or to consent, except as provided herein, or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Maker or any other matters or any rights

whatsoever as a shareholder of the Maker; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the shares of Common Stock issuable upon conversion of this Note until, and only to the extent that, this Note shall have been converted.

IN WITNESS WHEREOF, the Maker has caused this Note to be issued this 27th day of April, 2023.

MYSTIC HOLDINGS INC.

____

Lorenzo Barracco, Chief Executive Officer

Ski Hi LLC

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Daniel Perla, Manager